EXHIBIT 10.33

                                CEPTOR AGREEMENT

         Agreement this 31st day of March, 2004 (the "Effective Date") by and among WILLIAM PURSLEY ("WP"), XECHEM INTERNATIONAL, INC. ("Xechem") and CEPTOR CORPORATION ("Ceptor").

                                    RECITALS:

         0.1. Xechem is the owner of one hundred percent (100%) of the shares of issued and outstanding capital stock of Ceptor.

         0.2. WP is currently the president and chief operating officer of Xechem, and serves as vice chairman of its board of directors. In connection with his agreement to join the board of Xechem and his subsequent agreement to become the president and chief operating officer of Xechem, Xechem agreed to issue to WP options to purchase twenty percent (20%) of the outstanding capital stock of Xechem on a diluted basis (the "WP Options") after giving effect to certain additional stock issuances, including conversion of certain loans to equity (based upon a $0.0025 per share conversion price--the MC Convertible Loans), issuances of shares per the WP Options and comparable options in favor of Ramesh Pandey, certain convertible loans convertible into 15,600,000 shares of common stock and any subsequent stock that may be issued on conversion of certain loans by Margie Chassman ("MC") to Xechem, all as more fully detailed in the Forms 8-K and 10-Q previously filed by Xechem.

         0.3. Xechem has entered into an agreement with Alembic, Limited ("Alembic") for the issuance of common stock to Alembic and the funding of a loan of $3,000,000 by Alembic over time, which amount, together with the $640,000 equity investment by Alembic in Xechem and the future loan commitment by MC to Xechem are hoped to be sufficient to enable Xechem to implement its business plan to bring Hemoxin to market in Nigeria and to provide a platform and basis for additional financing to fund the investigational new drug application for the approval of Hemoxin in the United States as an orphan drug.

         0.4. Ceptor was recently acquired by Xechem to serve as a platform for the bringing to market of Myodur and related compounds, designed to combat muscular dystrophy and related diseases. At present Xechem lacks the resources to fully fund the development and regulatory approval of the Ceptor technology. The parties acknowledge that there can be no assurances that any future financing will be available to either Ceptor or Xechem, but that the transactions outlined below provide a basis which they believe will maximize shareholder return by enhancing the prospects of the technologies owned by Xechem and Ceptor, respectively.

         0.5. The Board of Directors of Xechem, with WP abstaining, has determined in its good faith belief that it is in the best interests of Xechem's shareholders to effect the spin out referenced below, by providing an independent platform for Ceptor to enable it to obtain financing. Such financing is anticipated to enable Ceptor to further its technology and provide additional cash to Xechem. WP has advised the Board of his willingness to continue as an officer of Xechem, however is willing to enter into this Agreement at the request of the Board to accommodate the goals referenced above.




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         NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.0 RECITALS. The recitals set forth above are incorporated by reference herein and made a part hereof as if fully rewritten.

         2.0 EMPLOYMENT AGREEMENT. Effective as of the Effective Date, the employment of WP by Xechem has been terminated. WP acknowledges, that all obligations of Xechem with respect to his employment by Xechem have been satisfied in full, save for the obligation to reimburse for any outstanding reimbursable expenses for which expense reports (submitted consistent with the expense reimbursement policy of Xechem) have not yet been fully submitted or processed. WP's employment shall be subject to the terms of the Ceptor Employment Agreement attached hereto as EXHIBIT A and made a part hereof. The parties further acknowledge that on the Effective Date, each of Fran Zbikowski ("FZ") and Don Fallon ("DF") shall no longer serve as officers or employees of Xechem and are now employees of Ceptor, subject to employment terms substantially similar to those with respect to Xechem. Xechem has not granted any options to acquire Xechem stock in favor of either FZ or DF. In contemplation of the foregoing, Xechem has funded $125,000 to Ceptor on March 1, 2004, the proceeds of which have been applied to fund payroll and other operating expenses of Ceptor.

         3.0 BOARD AND OFFICER. WP hereby resigns from the Board of Directors and Vice Chairman of the Board of Directors of Xechem and resigns as President and Chief Operating Officer of Xechem. The parties acknowledge and agree that
(i) the Board of Directors of Ceptor is hereby comprised of WP, Len Mudry and Stephen Burg, and (ii) WP is the CEO and Chairman of Ceptor.

         4.0 WP OPTIONS. The WP Options are hereby amended and restated in their entirety as set forth in the form of Option Agreement to be attached hereto as EXHIBIT B, whereby effective as of the date hereof WP shall hold a five (5) year option to purchase 43,000,000 shares of the $0.00001 par value common stock of Xechem ("Xechem Common Stock") at $0.0025 per share, with no antidilution rights (subject to customary adjustment for stock splits, reverse splits and the like).

         5.0 COMPOSITION OF CEPTOR. Promptly following the execution hereof, and in no event later than the closing date scheduled for the "Ceptor Bridge Loan" (defined below), Xechem shall cause the following actions to be taken by Ceptor, which undertakings are conditions precedent to the undertakings set forth above.

             (a) STOCK OWNERSHIP. Ceptor shall amend its certificate of incorporation to authorize the issuance of up to 20,000,000 shares of $0.00001 par value common stock and 2,000,000 shares of $0.00001 par value blank check preferred stock. Ceptor shall declare a stock dividend or stock split so that there shall be 1,406,250 shares of issued and outstanding common stock of Ceptor held by Xechem. Xechem represents and warrants that there are no other shares of capital stock of Ceptor issued and outstanding. Ceptor agrees to issue to WP and his designees (collectively, the "WP Group") immediately upon demand fully vested ten (10) year options ("WP Group Options") to purchase in the aggregate 1,093,750 shares of common stock of Ceptor at par value (the "WP Group Option"). The Ceptor Group Options of the WP Group shall be held pursuant to the form of Ceptor Option Agreement to be attached after the date



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hereof as EXHIBIT C (the "Ceptor Options"). All of Xechem's rights and obligations with respect to Ceptor shares shall be equitably adjusted up or down to account for any stock split, reserve split or other damage in corporate structure of Ceptor. The share amounts and Put price may be adjusted ratably (preserving the economics contemplated herein) up or down should WP elect a different share count.

             (b) PUT OF SHARES; BRIDGE LOAN. Xechem agrees to sell to Ceptor and Ceptor agrees to buy from Xechem 625,000 of the Ceptor shares owned by Xechem (the "Put") in consideration for (i) $3.20 per share (I.E., $2,000,000 in the aggregate--the "Put Amount"), plus (ii) a royalty to Xechem from Ceptor, deemed fully earned and payable upon execution of this Agreement, equal to two percent (2%) of the gross revenues received by Ceptor, its subsidiaries, affiliates and assigns with respect to the sale of any products incorporating any of the technology currently owned by Ceptor (the "Ceptor IP") or the licensing of any of the Ceptor IP (or the sale of the licensing rights to any of the Ceptor IP or any of the Ceptor IP); the parties shall execute a license agreement containing terms further delineating the foregoing and containing customary terms and conditions. The Put shall be deemed automatically exercised as to the applicable number of shares (based upon a Put price of $3.20 per share) each time Ceptor receives a new funding based upon twenty-five percent (25%) of the gross amount of each funding to Ceptor until the full Put is exercised in full (I.E., upon the sale of all 625,000 shares), any unsold Ceptor shares subject to the Put on the second anniversary of this Agreement will be sold to Ceptor and Ceptor shall purchase them at $3.20 per share. Any unpaid obligation of Ceptor to pay for the Put shares shall accrue interest at eight percent per annum, compounded semiannually (the "Interest Rate"); provided, further, if any of the payments required hereunder are not paid within 10 days following their due date, then Xechem shall have the right to sell all remaining shares subject to its Put rights immediately to Ceptor and the full unpaid portion of any such amount shall become due and payable to Xechem and all indebtedness evidenced thereby shall bear interest at the Interest Rate.

             It is contemplated that Ceptor shall obtain a bridge loan for not less than $250,000 nor more than $1,000,000 which shall be for a term of six months, bearing interest at eight percent (8%) per annum, which will be repayable from the proceeds of the first financing of $1,000,000 or more to Ceptor. It is contemplated that the lender will further require that they will receive warrants to purchase stock of Ceptor (the "Equity Rider") and Xechem consents to the Equity Rider that Ceptor may issue for such loan. In addition, it is anticipated that in order to induce the lender to provide such financing, should Ceptor default on the aforesaid loan, the lender shall be granted the right by Xechem to put the unpaid principal plus interest owing on such loan as of the date of its maturity (the "Measurement Date") to Xechem in consideration for the issuance of Xechem common stock at the lesser of seven cents ($0.07) per share or seventy-five percent (75%) (rounded to the nearest tenth of a cent) of the average closing price of Xechem's common stock (as quoted on the OTC Bulletin Board) for the ten trading days immediately preceding the Measurement Date. The put shall be exercisable for a period of 30 days following the Measurement Date. The loan referenced above is referred to as the "Ceptor Bridge Loan"; its actual terms may vary from those set forth above, provided that (i) Xechem will not be obligated to grant conversion rights at greater than a twenty-five percent (25%) discount, and (ii) the parties agree to cooperate fully in trying to effect the funding of the same and in attempting to attract additional funding to Ceptor. The Ceptor Bridge Loan lender may require the right to designate one or more members of the Ceptor board of directors as a condition to funding its loan.


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             (c) EQUITY INVESTMENT. The parties acknowledge that it is expected that Ceptor will be funded by equity investment from one or more third-party investors in an amount of not less than $2,000,000, which will be dilutive of the ownership interests of the WP Group and Xechem in a proportionate basis, and which may be issued in the form of a convertible preferred stock, with rights superior to the common stock including the right to designate a majority of the Ceptor board of directors, either pursuant to a certificate of designation for said shares or by contract.

             (d) APPROVAL; FUNDING. Xechem agrees to take all steps reasonably necessary to facilitate the effecting of the Ceptor Bridge Loan and additional investment referenced above, including the taking of all corporate action to effect the same.

             (e) CAPITAL FUNDRAISING. Xechem agrees to provide $125,000 of capital contributions to Ceptor (for no additional shares) on or before April 1, 2004. In addition, to the extent that Xechem is funded within the loan fundings from Marjorie Chassman ("MC") pursuant to her existing loan agreement with Xechem with respect to the loan obligation with respect to: (i) May, 2004, then Xechem will provide an additional $125,000 of capital to Ceptor; and (ii) with respect to June, 2004, then Xechem will provide an additional $125,000 of capital to Ceptor. Should MC default with respect to her loan funding obligations, then the aforesaid funding obligations of Xechem shall cease. Any direct funding by MC to Ceptor to cover the April 1, 2004 obligation will be credited dollar-for-dollar as if it were loaned to Xechem by MC and contributed by Xechem to Ceptor to cover such obligation.

             (f) NONDISPARAGEMENT, COORDINATION, RELEASE. Each of the parties hereto agrees to not disparage any of the other parties hereto and further agrees to use its or his best efforts to consummate the transactions contemplated herein. Effective as of the date hereof, except for the obligations hereunder or contemplated herein or pursuant to any written contract between WP and Xechem: (i) Xechem hereby releases WP from any and all claims, liabilities, obligations and lawsuits known or unknown from the beginning of time to the date hereof; and (ii) WP hereby releases Xechem and each of its officers and directors from any and all claims, liabilities, obligations and lawsuits known or unknown from the beginning of time to the date hereof.

             (g) REGISTRATION RIGHTS. The parties agree that Xechem shall have piggyback registration rights to register its Ceptor shares in any registration statement that Ceptor may issue, but agrees to abide by a lockup on the sale of any Ceptor shares on the open market for a period of 180 days following the initial public registration of any Ceptor shares and as to fifty percent of Ceptor shares owned by Xechem for the next 180 days.

            (h) TAX INDEMNITY. The parties acknowledge that Xechem's acquisition of Ceptor and the subsequent financing of Ceptor as contemplated hereunder have been structured as tax-free transactions (collectively, the "Transactions") with respect to Leo Kesner and Alfred Stracher (the "Founders") and the other former Ceptor shareholders. Xechem agrees that notwithstanding the foregoing, it agrees to indemnify and hold harmless each of the Founders from any federal income tax liability they might incur ("Tax Liabilities") should the Transactions result in Tax Liabilities to them, provided that: (i) each Founder agrees as a condition to acceptance of any Tax Liabilities payment to refund to the Company all Tax Liabilities payments received by them upon ultimate disposition of the Xechem shares received by them (or of the resultant common stock in the event of conversion into common stock in connection



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

with the merger of Ceptor with a wholly-owned subsidiary of Xechem) and prorated for partial disposition; and (ii) if no Tax Liability is triggered until disposition of the Founder's shares in question, then no Tax Liability payment will be made to such Founder.

         6.0 MISCELLANEOUS.

             (a) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merge all prior discussions, correspondence, agreements, promises, commitments, contracts or other instruments or understandings between them, and no party shall be bound by any subsequent instrument, agreement or representation pertaining to the subject matter contained herein unless expressed in writing and signed by the parties hereto.

             (b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each shall have the same force and effect as the other, as one and the same instrument.

             (c) GOVERNING LAW. This Agreement shall be governed by laws of the State of Delaware. Any action to enforce this Agreement shall be litigated in the state or federal courts situated in or closest to New Brunswick, New Jersey, to which jurisdiction and venue all parties consent. All parties waive their right to trial by jury with respect to any matter to be litigated regarding this Agreement.

             (d) BINDING AGREEMENT. The parties hereto warrant that they have read this Agreement, that they intend to be legally bound by the same, that they have entered into this Agreement freely and voluntarily, and that they have the full right, power, authority and capacity to enter into and execute the same. The parties hereto further warrant that this Agreement is entered into with no party relying upon any statement or representation made by any other party not expressly embodied in this Agreement.

             (e) ATTORNEYS' FEES. In any claim arising out of or relating to this Agreement, the prevailing party shall recover his or its reasonable costs and attorneys' fees.

             (f) NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed by prepaid mail addressed to:

IF TO WP OR CEPTOR, TO:                 WITH A COPY TO:
William Pursley                         Olshan Grundman Frome Rosenzweig
1138 Corbett Road                         & Wolosky LLP
Monkton, MD  21111                      Park Avenue Tower
Facsimile:  410-472-4145                65 East 55th Street
E-Mail:  WPursley3@aol.com              New York, NY  10022
                                        Attention: Harvey J. Kesner, Esq.
                                        Facsimile: 212-451-2222
                                        E-Mail:  HJK@ogfrlaw.com


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IF TO THE COMPANY, TO:                   WITH A COPY TO:
Xechem International, Inc.               Shefsky & Froelich Ltd.
100 Jersey Avenue, Building B,           444 North Michigan Avenue
Suite 310                                - Suite 2500
New Brunswick, NJ  08901-3279            Chicago, IL  60611
Attention:  Ramesh C. Pandey, Ph.D.      Attention:  Mitchell D. Goldsmith, Esq.
Facsimile:  732-247-4090                 Facsimile:  312-527-3194
E-Mail:  ramesh@xechem.com               E-Mail:  mgoldsmith@shefskylaw.com

or such other address as the addressee may direct in writing.

             (g) CAPTIONS. The captions applied to the sections of this Agreement are for convenience only and shall not affect their meaning or construction.

             (h) WAIVER. The failure of either party to insist in any instance or performance of any term of this Agreement shall not be construed as a waiver of future performance of any such term.

             (i) SEVERABILITY. If any portion of this Agreement is held invalid or unenforceable, the remainder thereof shall remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for such period of time and for such areas as may be determined to be reasonable by a court of competent jurisdiction.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

XECHEM INTERNATIONAL, INC.                CEPTOR CORPORATION


By:                                       By:
       ---------------------------               -------------------------------

Its:                                      Its:
       ---------------------------               -------------------------------


                                          --------------------------------------
                                          WILLIAM PURSLEY, Individually